Exhibit 10.3

2005 TIER ONE VARIABLE COMPENSATION PLAN

Objectives

It is the objective of the Company to provide a significant portion of senior executive compensation contingent upon performance.  The plan provides a direct and specific link between compensation and business performance.

General Concept

Participants

Upon approval from the Board of Directors the 2005 plan applies to the CEO, COO, CFO. Upon approval from the CEO, the 2005 plan applies to the CTO, SVP- OD and SVP - General Counsel.

Minimum Performance

A bonus will be paid only after reaching a revenue target, an operating income target as well as a free cash flow target.

Allocation of Payment

The bonus is allocated 33.4% for revenue, 33.3% for operating income and 33.3% for achieving free cash flow targets.  If one target is reached and not the other two, then the bonus will be paid on the target that was met.  For example if the revenue but not the operating income goal or free cash flow objective is met, then the participant would receive 33.4% of the possible bonus.  All values are computed and paid based on quarterly results.

Payment Timeline

The bonus will be paid quarterly on the payroll run immediately subsequent to the public release of the financial results; provided, however, the bonus due and payable for the fourth quarter will be paid no later than 2 ½ months following the end of the fiscal year.

Big Picture

While inspiring the executive management team to meet and exceed quarterly performance goals, overachievement for the year is a significant objective and is rewarded by paying overachievement awards.  The base quarterly variable compensation is payable upon making or exceeding the targets of the given quarter. No over-achievement eligiblity or accelerators are payable in any given quarter.  Catch-up for missed quarterly payable is possible if the year-to-date performance (by category) is positive.

Over-achievement payables are earned if the full year exceeds targets in any of the individual categories (revenue, operating income, or free cash flow).  The year-end overachievement will be interpolated such that each percentage overachievement realized, the payout will be 10%.  For example, 110% overachievement equals 200% payout of the target bonus opportunity (10 base point overachievement multiplied by 10x).  In all instances, the maximum percentage payout to target earned is capped (by category) at 250%.

Participation

Subject to the terms of an employment agreement, if any a plan participant must be employed on the last day of the bonus period to receive a bonus for that quarter.

Participants who are new to the plan due to promotion or hire, will receive a prorated bonus for the number of days their position is held during the quarter.

A ten-day grace period for unpaid leave will be provided during each quarter for purposes of calculating the bonus.  If however a plan participant is out more than ten days on unpaid leave, the total number of days in the bonus period will be divided by the number of days absent and the bonus will be adjusted.  For example: if there were 100 days in a bonus period and a  participant missed 25 days, the bonus amount to be paid would be 75% of the total eligible bonus amount.

2005 Exec Performance Targets

[The financial thresholds for each performance measure (i.e., the exact amount of each performance goal) have not been disclosed as they involve confidential business information.]